August 12, 2005


Mail Stop 4561

VIA U.S. MAIL AND FAX (703) 674-4101

Mr. Charles A. Crew
Executive Vice President and Chief Financial Officer
IPIX Corporation
12120 Sunset Hills Road, Suite 410
Reston, VA  20190

      Re:	IPIX Corporation
      Form 10-K for the year ended December 31, 2004
      Filed March 31, 2005
      File No. 000-26363

Dear Mr. Crew:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



      Steven Jacobs
      Accounting Branch Chief












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